Exhibit 99.1

Zoës Kitchen Names Sunil M. Doshi New Chief Financial Officer

PLANO, TX - September 28, 2015 - Zoe’s Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES), today announced that Sunil M. Doshi has been named the Company’s Chief Financial Officer, effective October 6, 2015.

Mr. Doshi joins Zoës Kitchen with significant experience from highly respected global retail organizations that specialize in branded, lifestyle based consumer products. Since May of 2013, he has served as Chief Financial Officer for Fossil Americas, the $1.8 billion division of Fossil Group, Inc. (NASDAQ: FOSL). Mr. Doshi joined Fossil Group in February of 2012 as VP Finance for Fossil Group’s Global Retail Division. During his tenure at Fossil, Mr. Doshi was responsible for developing and executing key strategies across brands, distribution channels and geographies as well as building out the financial planning and analysis group.

“I am excited to add Sunil to the Zoës Kitchen leadership team during this tremendous period of growth for our Company,” said Kevin Miles, President and Chief Executive Officer of Zoës Kitchen. “Sunil is a strong cultural fit, embodying both a “people first” mentality and passion to win. Additionally, he has a long history of providing financial leadership and developing and executing strategic plans designed to build powerful lifestyle brands. He will be an invaluable asset to our entire organization as we continue to develop our longer term strategies.”

Prior to joining Fossil Group, Mr. Doshi served in multiple financial leadership roles from 1999 to 2012 at L Brands Inc. (NYSE: LB), including serving as Vice President, Financial Planning and Analysis, from 2010 to 2012, at Mast Global, L Brands’ internally-owned supply chain arm, and as Vice President, Retail Finance at Bath & Body Works, from 2006 to 2010. He also served in leadership roles at the company’s Victoria’s Secret division and in its Corporate planning and Treasury groups. Prior to L Brands, Mr. Doshi worked at several large, multinational companies, including BP and Ernst & Young.

“I could not be more excited to join the Zoës Kitchen leadership team,” said Mr. Doshi. “I’ve been incredibly impressed by the team’s accomplishments to date and by its extremely passionate and authentic culture. I look forward to working with the entire team to help Zoës realize its unbounded potential and deliver long-term shareholder value.”

Mr. Doshi holds an MBA from the Booth School of Business at the University of Chicago and a Bachelor of Science degree in Business Administration from The Ohio State University.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean inspired dishes delivered with Southern hospitality. With more than 160 locations in 17 states across the United States, Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

For further information contact:

Investor Relations Contact:
Fitzhugh Taylor, ICR
fitzhugh.taylor@icrinc.com
214-436-8765 x284

Media Contact:
Liz DiTrapano, ICR
liz.ditrapano@icrinc.com
646-277-1226